Exhibit 10.29

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (the “First Amendment”) dated this 1st day of October, 2009 (the “Effective Date”) is made by and between INTERCONTINENTAL FUND III 830 WINTER STREET, LLC, a Massachusetts limited liability company (the “Landlord”), and HISTOGENICS CORPORATION, a Massachusetts corporation (the “Tenant”).

RECITALS

A. WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated June 9, 2006 (the “Lease”), whereby Tenant leases certain premises from Landlord consisting of a total of 25,472 rentable square feet on the third (3rd) floor and basement of the building located at 830 Winter Street, Waltham, Massachusetts 02451 (the “Premises”);

B. WHEREAS, the term of the Lease is scheduled to expire on December 31, 2017 (the “Expiration Date”);

C. WHEREAS, Tenant seeks deferment from Landlord with respect to the payment of fixed rent; and

D. WHEREAS, Landlord hereby agrees to provide deferment to Tenant with respect to the payment of fixed rent according to the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Landlord and Tenant agree as follows:

1.	Capitalized Terms and Conflicts. Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Lease. In the event of any conflict with respect to such terms, the definitions set forth in this First Amendment shall govern and control.

2.	Incorporation of Recitals. The recitals set forth above are incorporated herein and made a part of this First Amendment to the same extent as if set forth herein in full.

3.	Fixed Rent Deferment Period. All Fixed Rent (as the same is articulated in Section 3.1 of the Lease) shall be deferred (the “Deferred Fixed Rent”) for the period commencing on February 1, 2009 and ending on July 31, 2009 (such period to be hereinafter referred to as the “Fixed Rent Deferment Period”); provided, however that Tenant: (a) shall remain fully liable for the payment of such Deferred Fixed Rent as set forth in Section 5 below; and (b) Tenant shall remain liable for the payment of one hundred percent (100%) of all other obligations owed to Landlord under the Lease, including but not limited to: (i) Tenant’s Proportionate Share of Operating Expenses; (ii) Tenant’s Proportionate Share of Taxes; and (iii) Tenant’s utility charges that are not already included within Tenant’s payment for Operating Expenses.

4.	Fixed Rent. As of the Effective Date, Exhibit C of the Lease shall be deleted in its entirety and Tenant shall pay Fixed Rent in accordance with the following schedule:

Period	Monthly Fixed Rent	Annual Fixed Rent	Fixed Rent per Square Foot of the Premises
February 1, 2009 - July 31, 2009	$0.00	$0.00	$0.00
August 1, 2009 - December 31, 2009	$72,170.67	N/A	$34.00
January 1, 2010 - December 31, 2010	$76,416.00	$916,992.00	$36.00
January 1, 2011 - December 31, 2011	$76,416.00	$916,992.00	$36.00
January 1, 2012 - December 31, 2012	$76,416.00	$916,992.00	$36.00
January 1, 2013 - December 31, 2013	$76,416.00	$916,992.00	$36.00
January 1, 2014 - December 31, 2014	$80,661.33	$967,935.96	$38.00
January 1, 2015 - December 31, 2015	$80,661.33	$967,935.96	$38.00
January 1, 2016 - December 31, 2016	$80,661.33	$967,935.96	$38.00
January 1, 2017 - December 31, 2017	$80,661.33	$967,935.96	$38.00

5.	Payment of Tenant’s Deferred Fixed Rent. Tenant’s Fixed Rent that would otherwise be due during the Fixed Rent Deferment Period totals Four Hundred Thirty Three Thousand Twenty Four and 02/100 Dollars ($433,024.02). In addition to Tenant’s Fixed Rent due under the Lease as articulated in Section 4 above, Tenant shall pay to Landlord, Tenant’s Deferred Fixed Rent in forty-eight (48) equal monthly installments of $9,021.33 for the period beginning on January 1, 2011 and continuing through December 31, 2014.

6.	Confidentiality. Tenant agrees not to disclose any of the terms and conditions of this First Amendment to any person other than Tenant’s attorneys, consultants, or as required by law. The provisions of this Section 6 shall survive indefinitely. In the event that it is determined that Tenant has breached this Section 6, it shall be deemed an Event of Default and in addition to any and all rights set forth in the Lease, at law or in equity, Landlord shall have the right to terminate this First Amendment and the full amount of Tenant’s Abated Fixed Rent shall be immediately due and payable by Tenant along with any other sums due under the Lease.

7.	Broker. Landlord and Tenant each warrant and represent that it has not negotiated with any broker in connection with this First Amendment other than Intercontinental Management Corp. (the “Broker”) whose commissions shall be paid by the Landlord. Tenant and Landlord each agree to indemnify and hold the other party harmless if such warranty or representation is untrue.

8.	Tenant’s Representations. Tenant hereby represents and warrants to Landlord that as of the Effective Date: (a) all of Tenant’s estate, right, title and interest in and. to the Lease is free and clear of assignments, sublettings, liens and encumbrances; (b) the Lease is in full force and effect; (c) Tenant is presently in possession of the Premises and is paying Fixed Rent and any other charges or sums due under the Lease, except as amended by this First Amendment; (d) the Lease has not been modified, supplemented or amended in any way, except as may be set forth in this First Amendment; (e) Tenant is not aware of any actionable defenses, claims or set-offs under the Lease against rents or charges due or to become due thereunder; and (f) that this First Amendment has been duly authorized, executed and delivered by and on behalf of Tenant and constitutes the valid and binding agreement of Tenant in accordance with the terms hereof.

9.	Confirmation of Lease. Except as may be amended by this First Amendment, all of the terms and conditions of the Lease shall remain in full force and effect and are hereby ratified and affirmed.

10.	Counterparts. This First Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument, except that in the event of variation or discrepancy between counterparts, the counterpart held by Landlord shall control.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the Effective Date.

LANDLORD:

INTERCONTINENTAL FUND III 830 WINTER STREET, LLC

a Massachusetts limited liability company

By:	INTERCONTINENTAL REAL ESTATE INVESTMENT FUND III LLC
a Massachusetts limited liability company its manager

By:	INTERCONTINENTAL REAL ESTATE CORPORATION a Massachusetts corporation its manager

By:	/s/ Peter Palandjian
Name:	Peter Palandjian
Title:	President and Treasurer

TENANT:

HISTOGENICS CORPORATION a Massachusetts corporation

By:	/s/ F. Ken Andrews
Name:	F. Ken Andrews
Title:	President & CEO

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